As filed with the Securities and Exchange Commission on December 31, 2008
Registration No. 333-25867

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-1435979 (IRS Employer Identification No.)
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(Address, including zip code, of registrant’s principal executive offices)

The PNC Financial Services Group, Inc.
Employee Stock Purchase Plan
(Full title of the plan)

Richard J. Johnson
Chief Financial Officer
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(412) 762-2000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY STATEMENT
     A total of 4,000,000 shares of common stock, par value $5.00 per share, of The PNC Financial Services Group, Inc. (“PNC”) were registered under this Registration Statement in connection with the PNC Bank Corp. Employee Stock Purchase Plan, as amended and restated effective February 20, 1997 (the “1997 Plan”). On November 12, 2008, the Personnel and Compensation Committee of the Board of Directors of PNC approved The PNC Financial Services Group, Inc. Employee Stock Purchase Plan, as amended and restated effective as of January 1, 2009 (the “2009 Plan”), which replaces the 1997 Plan. The 2009 Plan will be presented to the shareholders of PNC for approval at the next annual meeting of the shareholders of PNC. The 1997 Plan was, and the 2009 Plan is, each intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended from time. No further offers or sales of PNC’s Common Stock will be made under the 1997 Plan. Of the 4,000,000 shares of PNC’s Common Stock previously registered under this Registration statement, 1,239,371 shares remain unsold and, pursuant to Instruction E to Form S-8 and the interpretation of the staff of the Securities and Exchange Commission set forth in section G.89 of the Division of Corporation Finance Manual of Publicly-Available Telephone Interpretations, are carried forward to, and deemed covered by the Registration Statement on Form S-8 being filed by PNC in connection with the 2009 Plan.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, December 31, 2008.

THE PNC FINANCIAL SERVICES GROUP, INC.
By:	*
Samuel R. Patterson
Controller

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

*	Chairman, Chief Executive Officer and	December 31, 2008

James E. Rohr	Director (Principal Executive Officer)

*	Chief Financial Officer (Principal	December 31, 2008

Richard J. Johnson	Financial Officer)

*	Controller (Principal Accounting Officer)	December 31, 2008

Samuel R. Patterson

*	Director	December 31, 2008

Richard O. Berndt

*	Director	December 31, 2008

Charles E. Bunch

*	Director	December 31, 2008

Paul W. Chellgren

*	Director	December 31, 2008

Robert N. Clay

*	Director	December 31, 2008

George A. Davidson, Jr.

*	Director	December 31, 2008

Kay Coles James

*	Director	December 31, 2008

Richard B. Kelson

*	Director	December 31, 2008

Bruce C. Lindsay

*	Director	December 31, 2008

Anthony A. Massaro

*	Director	December 31, 2008

Jane G. Pepper

*	Director	December 31, 2008

Donald Shepard

*	Director	December 31, 2008

Lorene K. Steffes

*	Director	December 31, 2008

Dennis F. Strigl

*	Director	December 31, 2008

Stephen G. Thieke

*	Director	December 31, 2008

Thomas J. Usher

*	Director	December 31, 2008

George H. Walls, Jr.

*	Director	December 31, 2008

Helge H. Wehmeier

*By:	/s/ George P. Long, III

George P. Long, III, Attorney-in-Fact, pursuant to Powers of Attorney filed herewith

EXHIBIT INDEX

Exhibit 4.3	PNC Bank Corp. Employee Stock Purchase Plan, as amended and restated February 20, 1997	Previously filed

Exhibit 5	Opinion of Melanie S. Cibik, Esquire, Senior Counsel to PNC	Previously filed

Exhibit 23.1	Consent of Ernst & Young, former independent auditors of PNC	Previously filed

Exhibit 23.2	Consent of Melanie S. Cibik, Esquire, Senior Counsel to PNC, contained in the opinion referenced in Exhibit 5	Previously filed

Exhibit 24.1	Power of Attorney	Filed herewith